MERGER AGREEMENT


            This merger agreement (this "Agreement") is dated as of January 25, 2002, and is between CONSIL CORP, an Idaho corporation ("ConSil"), CONSIL MERGER CORP., a Nevada corporation and a wholly-owned subsidiary of ConSil ("Sub"), LUMALITE, INC., a California corporation ("Lumalite"), and certain stockholders of Lumalite, MICHAEL JACKSON of 1210 Loma Portal Dr., El Cajon, California 92020 ("Jackson"), DALE RORABAUGH of P.O. Box 1864, Rancho Santa Fe, California 92067 ("Rorabaugh") and JOSEPH FOREHAND of 4222 Avocado Blvd., La Mesa, California 91941 ("Forehand"), such stockholders each referred to as "Stockholder" or collectively known as the "Stockholders".

            The parties wish to effect the acquisition of Lumalite by ConSil through a merger of Sub into Lumalite, and intend that this merger be treated as a "plan of reorganization" within the meaning of Section 368 of the Code.

            Capitalized terms not defined herein shall have the meaning set for on Exhibit A attached hereto and incorporated herein by this reference.

            The parties therefore agree as follows:


                                   ARTICLE 1

                     THE MERGER, SCHEDULE AND CONSIDERATION


     1.1 The Merger. Subject to the terms of this Agreement and in accordance with the applicable state and federal law, the parties shall cause Sub to merge with and into Lumalite (that merger, the "Merger"). At the Effective Time, the separate corporate existence of Sub will cease, and Lumalite will continue as the surviving corporation of the Merger (in that capacity, the "Surviving Corporation").

     1.2 Filing of Certificates of Merger; Effective Time. As promptly as practicable, the parties shall cause a certificate of merger to be filed with the Secretary of State of California in accordance with the CGCL (the "Merger Certificates") and shall take all further actions required by law to make the Merger effective. The Merger will be effective once both Merger Certificates have been duly filed (the time of effectiveness of the Merger, the "Effective Time").

     1.3 Effects of the Merger. The Merger will have the effects specified in this Agreement and in the CGCL.


     1.4 Articles of Incorporation and Bylaws. The certificate of incorporation and bylaws of Lumalite immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation immediately after the Effective Time.

     1.5 Directors and Officers. The directors and officers of Lumalite immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation immediately after the Effective Time, and they will each hold office in accordance with the articles of incorporation, the by-laws of the Surviving Corporation and the provisions of the CGCL.

     1.6 Conversion of Stock and Consideration.


         (a) At the Effective Time, by virtue of the Merger and without any action on the part of the parties, the following will occur:

              (i) all shares of common stock of Lumalite outstanding immediately prior to the Effective Time (other than shares held by Lumalite as treasury stock) will be cancelled and converted into and become the right to receive, in the aggregate, 17,800,000 shares of ConSil Common Stock, after giving effect to the reverse stock split contemplated by Section 8.7, to be distributed to the stockholders of Lumalite in the amounts set forth on Schedule 1.6 (a)(i). No cash will be paid in lieu of fractional shares, which are rounded down pursuant to this Section.

              (ii) all shares of stock held at the Effective Time by Lumalite as treasury stock will be canceled and no payment will be made with respect to those shares; and

              (iii) each share of capital stock of Sub outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully-paid, and non-assessable share of common stock of the Surviving Corporation.

     1.7 Assumptions of Options. Effective at the Effective Time, ConSil will assume all the outstanding options (whether vested or unvested) to purchase Lumalite common stock listed on Schedule 1.7 (collectively, the "Lumalite Options"). Each Lumalite Option shall be converted into an option (a "ConSil Option"), to purchase that number of shares of ConSil Common Stock as set forth on Schedule 1.7. The exercise price per share of ConSil Common Stock purchasable under each such ConSil Option shall be equal to the exercise price per share set forth on Schedule 1.7. All of the other terms and conditions of each ConSil Option will be the same in all material respects to the corresponding Lumalite Option. There will be no acceleration of options as a result of the Merger and all options will continue to vest on the current schedule. ConSil may grant Lumalite employees additional options to purchase ConSil stock options under standard terms of any ConSil stock option and equity incentive plans then in effect.

     1.8 Closing of Lumalite Transfer Books. After the Effective Time, the Surviving Corporation shall close the stock transfer books of Lumalite and shall not make any transfers of Lumalite common stock. If, after the Effective Time, certificates representing shares of Lumalite common stock are presented to the Surviving Corporation, the Surviving Corporation shall cancel those certificates and issue in exchange, certificates representing ConSil Common Stock.

     1.9 Further Assurances. Lumalite and Stockholders agree that if, at any time after the Effective Time, ConSil considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in ConSil or the Surviving Corporation title to any property or rights of Lumalite as provided herein, ConSil and any of its officers are hereby authorized by Lumalite to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in ConSil or the Surviving Corporation and otherwise to carry out the purposes of this Agreement, in the name of Lumalite, the Stockholders or otherwise.

     1.10 Tax-Free Reorganization. The parties intend that (i) the Merger be a reorganization within the meaning of Section 368 of the Code and (ii) this Agreement be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

     1.11 Purchase Accounting. The parties intend that the Merger be treated as a purchase for accounting purposes.

     1.12 Dissenting Shares. Holders of shares of Lumalite capital stock who have complied with all requirements for perfecting stockholders' dissenters' rights, as set forth in Section 1300 et seq. of the CGCL, shall be entitled to their rights under the California Law with respect to such shares ("Dissenting Shares").



                                   ARTICLE 2

                     REPRESENTATIONS CONCERNING STOCKHOLDERS

     Each Stockholder represents to ConSil as to himself as follows:

     2.1 Authority.

         (a) Stockholder has full legal capacity to execute and deliver this Agreement and the other Transaction Documents to which he or she is a party and to perform his or her obligations hereunder and thereunder.

         (b) Assuming that ConSil has duly authorized execution and delivery of this Agreement, this Agreement constitutes the valid and binding obligation of Stockholder, enforceable in accordance with its terms, except as enforceability is limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

     2.2 Consents. Except as set forth on Schedule 2.2, Stockholder is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which Lumalite is a party, in connection with execution and delivery of this Agreement and the other Transaction Documents and performance of his obligations hereunder and thereunder.

     2.3 No Violations. Stockholder's execution and delivery of this Agreement and the other Transaction Documents to which he is party and performance of his obligations hereunder and thereunder do not and will not (i) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of the properties or assets of Stockholder under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which Stockholder is a party or by which any properties or assets of Stockholder are bound, or (ii) violate any Law or Order to which Stockholder is subject.

     2.4 Title to Shares. Stockholder owns beneficially and of record, free and clear of any Liens, the number of shares of Lumalite common stock set forth in
Schedule 2.4 opposite his name, and there exist no stockholder agreements, voting trusts, proxies, or other Contracts with respect to the sale, transfer, registration or voting of shares of Lumalite common stock held by Stockholder.

     2.5 Proceedings. There are no Proceedings pending or, to Stockholder's knowledge, threatened in writing against Stockholder that challenge, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the Transaction Documents, and to Stockholder's knowledge no event or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

     2.6 Investment Representations of Stockholders. Stockholder has read this Agreement and all other documents provided by ConSil in connection with this Agreement, including the ConSil SEC Documents, and fully understands the terms under which shares of ConSil Common Stock are being issued to him pursuant to this Agreement. ConSil has given Stockholder the opportunity to ask questions of and receive answers from ConSil concerning ConSil and the terms and conditions under which shares of ConSil Common Stock will be issued to him and to obtain any additional information that ConSil possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished in connection with this Agreement or in response to any request for information. Stockholder is satisfied with the answers and information ConSil has provided. Each Stockholder understands and agrees that the stock being issued to him is restricted and shall be held for investment purposes only. Each Stockholder confirms that he is an accredited investor, as defined in SEC rules.

     2.7 Purchaser Representative. Stockholder has retained Lawrence Kallett to act as Stockholder's purchaser representative (as that term is defined in SEC Regulation D) in connection with the Merger.

     2.8 Disclosure. No representation made by Stockholder in this Agreement is inaccurate in any material respect or omits to state a material fact necessary to make the statements made in this Agreement, in light of the circumstances under which they were made, not misleading.

     2.9 Involvement in Certain Proceedings. During the past five years, none of the events enumerated in Item 401(d) of Regulation S-B have occurred with regard to Stockholder.


                                   ARTICLE 3

                       REPRESENTATIONS CONCERNING LUMALITE


     Lumalite and Stockholders (to the best of Stockholders' knowledge), jointly and severally, represent to ConSil and Sub as follows:

     3.1 Organization and Good Standing.

         (a) Lumalite is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with all necessary corporate power and authority to own or use its assets and conduct its business as it is now being conducted. Lumalite is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of its assets or the nature of the business conducted by it requires that it be so qualified, except where a failure to be so qualified is not reasonably likely to have a Material Adverse Effect on Lumalite.

         (b) Lumalite has delivered to ConSil a copy of the articles of incorporation and by-laws of Lumalite as currently in effect.

     3.2 Authority.

         (a) Lumalite has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party and to perform its obligations hereunder and thereunder. Execution and delivery of this Agreement and the other Transaction Documents to which it is party and performance by Lumalite of its obligations hereunder and thereunder have been duly authorized by the board of directors of Lumalite and no other corporate proceedings on the part of Lumalite are necessary with respect thereto other than authorization by the stockholders of Lumalite.

         (b) This Agreement constitutes the valid and binding obligation of Lumalite, enforceable in accordance with its terms, except as enforceability is limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

     3.3 Consents. Except as set forth in Schedule 3.3, Lumalite is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which Lumalite is a party, in connection with execution and delivery of this Agreement and the other Transaction Documents and performance of its obligations hereunder and thereunder.

     3.4 No Violations. Except as set forth in Schedule 3.4, Lumalite's execution and delivery of this Agreement and the other Transaction Documents to which it is party and performance of its obligations hereunder and thereunder do not (a) violate any provision of the articles of incorporation or by-laws of Lumalite as currently in effect, (b) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of the properties or assets of Lumalite under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which Lumalite is a party or by which any properties or assets of Lumalite are bound, or (c) violate any Law or Order to which Lumalite is subject.

     3.5 Capitalization.

         (a) The authorized capital stock of Lumalite consists of Ten Million (10,000,000) shares of Common Stock.

         (b) As of the date of this Agreement, there were (i) 2,070,924shares of Lumalite common stock issued and outstanding, and (ii) no shares of Lumalite capital stock held in the treasury of Lumalite.

         (c) All of the issued and outstanding shares of Lumalite common stock have been duly authorized and are validly issued, fully paid, and non-assessable, and all shares of Lumalite common stock that have been reserved for issuance will, upon issuance in compliance with the terms of the instruments pursuant to which they are to be issued, be duly authorized, validly issued, fully paid, and non-assessable.

         (d) Each stockholder of Lumalite is listed on Schedule 2.4 and are the registered holders of the number of shares of Lumalite common stock as set forth opposite their name.

         (e) Except as set forth in Schedule 3.5(e), there are no options, warrants, or other Contracts to which Lumalite is a party relating to the issuance, sale, or transfer of any equity securities or other securities of Lumalite. To Lumalite's Knowledge, there exist no stockholder agreements, voting trusts, proxies, or other Contracts with respect the sale, transfer, registration or voting of shares of Lumalite common stock.

     3.6 Ownership Interests. Except as set forth in Schedule 3.6, Lumalite does not own, or have any Contract to acquire, any equity securities or other direct or indirect ownership interest in any other entity that are not reflected on its Balance Sheet.

     3.7 Financial Statements. Lumalite has previously delivered to ConSil (i) the audited balance sheet of Lumalite as of December 31, 2000 (the "Balance Sheet"), and the related audited statements of income and cash flow for Lumalite for the year then ended, and (ii) the audited balance sheet of Lumalite as of August 31, 2001 (the "Interim Balance Sheet"), and the related audited statements of income and cash flow for Lumalite for the eight months then ended. These financial statements have been prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations and cash flow of Lumalite as of the respective dates of and for the periods referred to in these financial statements, subject, in the case of the Interim Financial Statements, to year-end adjustments.

     3.8 Books and Records. The books of account, minute books, stock record books, and other records of Lumalite, all of which have been made available to ConSil, have been properly kept and contain no inaccuracies except for those inaccuracies that are not reasonably likely to have a Material Adverse Effect on Lumalite. At the Closing, all of Lumalite's records will be in the possession of Lumalite.

     3.9 Real Property. Lumalite does not own any real property. Schedule 3.9 contains an accurate list of all leaseholds or other interests of Lumalite in any real property.

     3.10 Title to Properties; Liens. Except as set forth on Schedule 3.10, Lumalite has good and marketable title to the properties and assets (whether real, personal, or mixed, and whether tangible or intangible) that it owns or purports to own, including all the properties and assets reflected in the Balance Sheet (except for personal property disposed of in the Ordinary Course of Business since the date of the Balance Sheet), free and clear of all Liens except Permitted Liens. Lumalite has a valid leasehold, license or other interest in all of the other assets, real or personal, tangible or intangible, that it uses in the operation of its business, free and clear of all Liens except Permitted Liens.

     3.11 Condition and Sufficiency of Assets. The building, plant, structures, and equipment of Lumalite are structurally sound, are in good operating condition and repair, reasonable wear and tear excepted, and are adequate for the uses to which they are being put, and, to Lumalite's Knowledge, the building, plant, structures, and equipment of Lumalite is not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

     3.12 Customers and Suppliers.

         (a) Schedule 3.12(a) contains an accurate list of the name and address of each customer that purchased in excess of 5% of Lumalite's sales of goods or services during the 18 months ended on the date of the Interim Balance Sheet. Lumalite has good commercial working relationships with its customers and, since the date of the Interim Balance Sheet, none of these customers has either terminated its relationship with or significantly reduced its purchases from Lumalite or indicated its intention to do so for any reason.

         (b) Schedule 3.12(b) contains an accurate list of the name and address of each supplier from which Lumalite purchased in excess of 5% of Lumalite's purchases of goods or services during the 18 months ended on the date of the Interim Balance Sheet. Lumalite has good commercial working relationships with its suppliers and, since the date of the Interim Balance Sheet, none of these suppliers has terminated its relationship with or altered in a manner detrimental to Lumalite its accommodations, sales, or services to Lumalite or indicated its intention to do so for any reason.

     3.13 Accounts Receivable. Except as set forth on Schedule 3.13, the accounts receivable shown on the Interim Balance Sheet arose in the Ordinary Course of Business and have been collected or are collectible in the book amounts thereof, less the allowance for doubtful accounts and returns provided for in such balance sheet. Allowances for doubtful accounts and returns are adequate and have been prepared in accordance with the past practices of Lumalite. The accounts receivable of Lumalite arising after the date of the Interim Balance Sheet and prior to the date hereof arose, and the accounts receivable arising prior to the Closing Date will arise, in the Ordinary Course of Business and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with the past practices of Lumalite. None of the accounts receivable are subject to any contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, and Lumalite has no knowledge of any specific facts that would be reasonably likely to give rise to any such claim. No material amount of accounts receivable are contingent upon the performance by Lumalite of any obligation. No agreement for deduction or discount has been made with respect to any accounts receivable.

     3.14 Inventory. All inventory of Lumalite, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of product salable in the Ordinary Course of Business. The gross sales price of the inventory received by Lumalite upon sale will be no less than the retail prices received in the ordinary course of business.

     3.15 No Undisclosed Liabilities. Except as set forth on the Balance Sheets, Lumalite has no liabilities of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof, and to Lumalite's Knowledge has no other liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), other than any such liabilities or obligations that would not reasonably be expected to have a Material Adverse Effect on Lumalite.

     3.16 Taxes.

         (a) Lumalite has filed on a timely basis (including any extensions) with the appropriate Governmental Bodies in the applicable jurisdictions either each Tax Return of Lumalite that is due or a valid request for extension with respect to that Tax Return. All Tax Returns filed by Lumalite are true, correct and complete. Lumalite has paid fully on a timely basis all Taxes due except those Taxes that Lumalite is contesting in good faith by appropriate proceedings or as to which Lumalite has set aside adequate reserves determined in accordance with GAAP and stated in the Balance Sheet or the Interim Balance Sheet.

         (b) There are no material claims or assessments pending against Lumalite for any alleged deficiency in any Tax, there are no pending or to Lumalite's Knowledge threatened audits or investigations for or relating to any liability in respect of any Tax, and Lumalite has not been notified in writing of any proposed Tax claims or assessments against Lumalite (other than in each case, claims or assessments for which Lumalite has provided adequate reserves in the Balance Sheet or the Interim Balance Sheet or which Lumalite is contesting in good faith or which, when taken together, have not had and are not reasonable likely to have a Material Adverse Effect on Lumalite). There are no Liens for material amounts of Taxes on the properties or assets of Lumalite except for statutory Liens for current Taxes not yet due and payable. Lumalite has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Lumalite or for which Lumalite may be liable. Lumalite has no liability for the Taxes of any Person or entity other than Lumalite. Lumalite has not made any change in accounting methods, and has not received a ruling from or signed an agreement with any Governmental Body, that is likely to have a Material Adverse Effect on Lumalite. Lumalite has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection
(f) asset" (as that term is defined in Section 341(f)(4) of the Code) owned by Lumalite.

         (c) Lumalite is not a party to any agreement, arrangement or contract providing for the allocation, indemnification or sharing of Taxes. Lumalite is not a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

         (d) Lumalite is not, nor has it been for the five-year period preceding the Closing, a U.S. real property holding corporation as defined in Section 897(c)(2) of the Code.

     3.17 Environmental Matters.

         (a) To Lumalite's Knowledge, the operations of Lumalite are and have always been in compliance with all applicable Environmental Laws.

         (b) To Lumalite's Knowledge, neither Lumalite nor any of its operations are subject to any Order or Contract respecting (i) Environmental Laws, (ii)
Remedial Action, (iii) any Environmental Claim, or (iv) the Release or threatened Release of any Hazardous Material.

         (c) To Lumalite's Knowledge, none of the operations of Lumalite involves the generation, transportation, treatment, storage or disposal of Hazardous Material.

     3.18 Compliance With Laws; Permits.

         (a) Lumalite is, and at all times since its organization, has been, in compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its properties or assets, except for noncompliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Lumalite.

         (b) Lumalite has not received, at any time since its organization, any written notice from any Governmental Body or any other Person regarding (i) any alleged violation of any Law, or (ii) any alleged obligation on the part of Lumalite to undertake, or to bear all or any portion of the cost of, any remedial action of any nature under any Law.

         (c) Schedule 3.18(c) contains an accurate list of each material Permit held by Lumalite that relates to the business of, or to any of the properties or assets owned or used by, Lumalite. Each Permit listed in Schedule 3.18(c) is valid and in full force and effect.

     3.19 Proceedings; Orders. There are no Proceedings pending or, to Lumalite's Knowledge, threatened in writing against Lumalite or any properties or assets of Lumalite, and there is no Order to which Lumalite, or any of the properties or assets of Lumalite, is subject.

     3.20 Absence of Certain Changes and Events. Except as set forth in this Agreement, including Exhibits and Schedules attached hereto, since the date of the Interim Balance Sheet, Lumalite has conducted its business only in the Ordinary Course of Business and there has not occurred any of the following:

         (a) any acceleration, amendment, or change in Lumalite's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Lumalite; issuance of any security convertible into shares of capital stock of Lumalite; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Lumalite of any shares of capital stock of Lumalite; or declaration or payment of any dividend or other distribution (whether in cash, stock, or property) in respect of shares of capital stock of Lumalite;

         (b) any amendment of the articles of incorporation or by-laws of Lumalite;

         (c) any increase in the salary, bonus, or other compensation payable by Lumalite to, or any increase in benefits payable under any Lumalite Plan to, any director, officer, employee, consultant or independent contractor, except for increases in the Ordinary Course of Business consistent with Lumalite's past practice, or any entry into any employment, consulting, incentive compensation, severance, or similar Contract with any director, officer, employee, consultant or independent contractor that is not terminable without liability on notice of 30 days or less;

         (d) any change in the period of exercisability of options granted under any Lumalite Plan or authorization of cash payments in exchange for options granted under any Lumalite Plan;

         (e) any incurrence of indebtedness for borrowed money, except for borrowings and re-borrowings under Lumalite's existing credit facilities, any assumption or guarantee of the debt of any other Person, or any loan or advance to any Person other than in the Ordinary Course of Business;

         (f) any damage to or destruction or loss of any asset or property of Lumalite not fully covered by insurance that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lumalite;

         (g) any sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of, or any mortgage, pledge, or imposition of any Lien except Permitted Liens on, any property or asset that is material, individually or in the aggregate, to the business of Lumalite;

         (h) any cancellation or waiver of any material claims or rights without adequate consideration or a reasonable business purpose;

         (i) any merger or consolidation with, or purchase of a substantial equity interest in or all or a substantial portion of the assets of, any Person;

         (j) any material revaluation by Lumalite of any of its assets, including any writing-down of the value of inventory, or writing-off of notes or accounts receivable other than in the Ordinary Course of Business consistent with past practice;

         (k) any material change in the accounting methods used by Lumalite;

         (l) any change, event or other circumstance that taken individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on Lumalite, except for general changes in the industry in which Lumalite operates or in the economy; or

         (m) entry by Lumalite into any Contract to do any of the foregoing.


     3.21     Contracts.

         (a) Schedule 3.21 contains a list of the following Contracts to which Lumalite is party:

              (i) each Contract relating to indebtedness of Lumalite for borrowed money (whether incurred, assumed, guaranteed or secured by any asset);

              (ii) each Contract relating to the lending of more than $5,000 in any one instance or $10,000 in the aggregate by Lumalite to any Person, including any Affiliate of Lumalite;

              (iii) each Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 in any one instance or $10,000 in the aggregate per annum;

              (iv) each Contract concerning a partnership or joint venture;

              (v) each  Contract  (other  than a Contract  listed  elsewhere  in
Schedule  3.21)  requiring  that  Lumalite   maintain   confidential  any  given
information;

              (vi) each Contract in which Lumalite agrees not to compete in any line of business, in any geographic area, or with any Person;

              (vii) each collective bargaining agreement or other Contract with a labor union or other representative of a group of employees;

              (viii) each Contract for the employment by Lumalite of any individual on a full-time, part-time, consulting, independent contracting, leased employee or other basis;

              (ix) each Contract providing for indemnification of or by Lumalite (other than a Contract listed elsewhere in Schedule 3.21);

              (x) each Contract in which Lumalite agrees to provide products or services to any Person, or receive products or services from any Person, for consideration other than cash;

              (xi) each other Contract with a Lumalite customer;

              (xii) each Contract granting Lumalite the right to use any Intellectual Property Assets of another Person (excluding Contracts granting Lumalite rights to off-the-shelf commercial software), or granting another Person the right to use, or restricting Lumalite's right to use, Lumalite Intellectual Property Assets of Lumalite; and

              (xiii) any other Contract (or group of related Contracts) that involve consideration in excess of $20,000.

         (b) Except as noted in Schedule 3.21(b), Lumalite has provided to ConSil a copy of each Contract listed in Schedule 3.21.

         (c) Each Contract to which Lumalite is a party identified or required to be identified in Schedule 3.21 is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability is limited by
(i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

         (d) Lumalite is not in default under any Contract to which it is party, and to Lumalite's Knowledge no event or circumstance has occurred that would, with notice or lapse of time or both, constitute an event of default under any material Contract to which Lumalite is a party.

         (e) Except as set forth in Schedule 3.21(e), Lumalite is not party to any unwritten contract.

     3.22 ERISA and Employee Benefit Matters.

         (a) Schedule 3.22(a) lists all material (i) "employee benefit plans," within the meaning of Section 3(3) of ERISA, of Lumalite, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Lumalite, in the case of a plan described in (i) or (ii) above, that is currently maintained by Lumalite or with respect to which Lumalite has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the "Lumalite Plans"). Lumalite has heretofore made available to ConSil true and complete copies of the Lumalite Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

         (b) No Lumalite Plan is (i) a "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (ii) a "multiple employer plan" within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (iii) is subject to Title IV of ERISA or Section 412 of the Code.

         (c) There is no Proceeding pending or, to Lumalite's Knowledge, threatened against the assets of any Lumalite Plan or, with respect to any Lumalite Plan, against Lumalite other than Proceedings that would not reasonably be expected to result in a material liability, and to Lumalite's Knowledge there is no Proceeding pending or threatened in writing against any fiduciary of any Lumalite Plan other than Proceedings that would not reasonably be expected to result in a material liability.

         (d) Each of the Lumalite Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

         (e) Except as provided on Schedule 3.22(e), each of the Lumalite Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

         (f) No director, officer, or employee of Lumalite will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Lumalite Plan solely as a result of consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

         (g) No Lumalite Plan provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of Lumalite.

     3.23     Employees.

         (a) Schedule 3.23 lists the following information for each employee of Lumalite as of the date of this Agreement: (i) name; (ii) job title; (iii) current annual base salary or annualized wages; (iv) bonus compensation earned during 2000 and 2001. Lumalite does not pay compensation to the members of its board of directors for acting as such.

         (b) To Lumalite's Knowledge, there exists no condition or state of facts or circumstances relating to consummation of the transactions contemplated by this Agreement or the other Transaction Documents that could have a Material Adverse Effect on Lumalite's relations with its employees.

         (c) Lumalite does not have any obligation to reinstate any former officer or employee of Lumalite. Lumalite is not required to make payments of any kind (including severance payments) to any former director, officer, employee, agent or independent contractor of Lumalite. No officer or employee of Lumalite has indicated his or her intention to resign.

         (d) All of the officers and employees of Lumalite are in good standing under the terms and conditions of their employment, and to Lumalite's Knowledge there exists no problem or difficulty with the employment of such officer or employee.

         (e) Lumalite has paid all wages, bonuses, commissions or other compensation due and payable to each of its employees in accordance with its customary practice, except that Lumalite has not paid management bonuses for the four month period beginning September 1, 2001 and ending December 31, 2001.

         (f) Lumalite is not and has not been a party to any collective bargaining agreement.

     3.24 Intellectual Property Assets. Schedule 3.24 contains an accurate list of all material Intellectual Property Assets used by Lumalite in the operation of its business as it is currently conducted (the "Applicable Intellectual Property Assets"). Lumalite owns or has the right to use all the Applicable Intellectual Property Assets, free and clear of all Liens other than Permitted Liens. As of the date of this Agreement, no Person has alleged in a written notice to Lumalite that any activity in which Lumalite is engaged infringes upon or misappropriates any Intellectual Property Assets of any other Person.

     3.25 Conduct of Business; Use of Name. The business carried on by Lumalite has been conducted directly by Lumalite, and not through any Affiliate or through any other Person. Lumalite owns and has the exclusive right, title and interest in and to the name "Lumalite, Inc." for corporate law purposes in the State of California, and except as set forth in Schedule 3.26, to Lumalite's Knowledge no other Person has the right to use that name or any confusing variation on that name in the U.S. in connection with the operation of any business similar or related to the business conducted by Lumalite.

     3.26 Insurance. Schedule 3.26 lists all insurance policies held by or on behalf of Lumalite, and the premiums under and expiration dates of those policies. Each of those policies is in full force and effect and is valid and enforceable in accordance with its terms. Lumalite is not in default under any such policy nor has Lumalite failed to give any notice or present any claim under any such policy in due and timely fashion, and to Lumalite's Knowledge there exist no grounds for the insurer's canceling or avoiding any of those policies or increasing the premiums of those policies, or for reducing the coverage provided by those policies. Lumalite has previously provided ConSil with a copy of each of those policies.

     3.27 Brokers or Finders. Except as provided in Schedule 3.27, Lumalite and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     3.28 Affiliated Transactions. Schedule 3.28 lists any Contract between Lumalite and any of the Stockholders or any director, officer, employee or any other Affiliate of Lumalite or any of the Stockholders.

     3.29  Warranties,  Guarantees  and  Indemnities.  Except  as  disclosed  in
Schedule 3.29 or in the agreements or contract listed herein, Lumalite has not provided to its customers or any third parties (i) any warranties or guarantees regarding the Lumalite products or services; (ii) any rights to obtain refunds with respect to Lumalite's products or services or (iii) any indemnities with respect to intellectual property infringement.

     3.30 Product and Service Quality. All products and services provided by Lumalite to customers on or prior to the Closing Date conform to applicable contractual commitments, implied warranties not disclaimed, express warranties, product specifications and quality standards published by Lumalite in all material respects, and Lumalite does not have any material liability (and
Lumalite is not aware of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Lumalite giving rise to any liability outside of acceptable industry standards) for replacement or repair thereof, or for the taking of any remedial action with respect thereto or other damages in connection therewith. All material complaints outside of acceptable industry standards received since Lumalite's incorporation from customers regarding Lumalite's products and services are set out in Schedule 3.30 in detail reasonably sufficient to understand the nature of the complaint and the resolution or lack of resolution thereof.

     3.31 No Stockholder Claims. No stockholder of Lumalite has claimed in writing any interest in any additional shares of Lumalite capital stock, or any options, warrants or other securities of Lumalite, except for the number of shares of Lumalite capital stock which such person is shown to be the owner of on Schedule 2.4, and no third party who is not disclosed on Schedule 2.4 has made in writing, any claim of entitlement to receive any shares of the capital stock of Lumalite, any warrants or other rights to acquire any capital stock of Lumalite or any other securities of Lumalite, and to Lumalite's Knowledge no such claim has been made orally.

     3.32 Corporate Documents. Lumalite has made available to ConSil for examination all documents and information disclosed in Sections 3.1 through 3.31 or other exhibits called for by this Agreement which have been reasonably requested by ConSil's legal counsel, including, without limitation, the following: (a) copies of Lumalite's articles of incorporation and bylaws as currently in effect; (b) Lumalite's minute book containing all records of all proceedings, consents, actions and meetings of Lumalite's directors and shareholders; (c) Lumalite's stock ledger, journal and other records reflecting all stock issuances and transfers; and (d) all permits, orders and consents issued by any regulatory agency with respect to Lumalite, or any securities of Lumalite, and all applications for such permits, orders and consents.

     3.33 Purchaser Representative. Each stockholder of Lumalite has retained Lawrence Kallett to act as such stockholder's purchaser representative (as that term is defined in SEC Regulation D) in connection with the Merger.

     3.34 Disclosure. No representation made by Lumalite in this Agreement is inaccurate in any material respect or omits to state a material fact necessary to make the statements made in this Agreement, in light of the circumstances under which they were made, not misleading. Stockholders and Lumalite have provided to ConSil all information that they reasonably believe is necessary for ConSil to make an informed investment decision.


                                   ARTICLE 4

                    REPRESENTATIONS CONCERNING CONSIL AND SUB


     ConSil and Sub represent to Lumalite as follows:

     4.1 Organization and Good Standing. Each of ConSil and Sub is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, with all necessary corporate power and authority to own or use its properties and assets and conduct its business as it is now being conducted. Each of ConSil and Sub is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which either the ownership or use of its properties and assets or the nature of the business conducted by it requires that it be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on ConSil.

     4.2 Authority.

              (a) ConSil and Sub have all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party and to perform its obligations hereunder and thereunder. Execution and delivery of this Agreement and the other Transaction Documents to which it is party and performance by each of ConSil and Sub of its obligations hereunder and thereunder have been duly authorized, with respect to ConSil, by the board of directors of ConSil and, with respect to Sub, by the Board of Directors of Sub and by ConSil in its capacity as sole stockholder of Sub, and no other corporate proceedings on the part of ConSil and Sub are necessary with respect thereto other than, with respect to ConSil, approval by a the stockholders of ConSil.

              (b) This Agreement constitutes the valid and binding obligation of each of ConSil and Sub, enforceable in accordance with its terms, except as enforceability is limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar law affecting creditors' rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

     4.3 Consents. Neither ConSil nor Sub is required to obtain the Consent of any Person, including the Consent of any party to any Contract to which ConSil or Sub is a party, in connection with execution and delivery of this Agreement and performance of its obligations under this Agreement.

     4.4 No Violations. Execution and delivery by each of ConSil and Sub of this Agreement and the other Transaction Documents to which it is party and performance of its obligations hereunder and thereunder do not (i) violate any provision of its articles of incorporation or by-laws as currently in effect,
(ii) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of its properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which it is a party or by which any of its properties or assets are bound, or (iii) violate any Law or Order currently in effect to which it is subject.

     4.5 Capitalization.

         (a) The authorized capital stock of ConSil consists of One Hundred Million (100,000,000) shares of ConSil Common Stock, no par value and Ten Million (10,000,000) Shares of Preferred Stock, par value $0.25 per share.

         (b) As of the date of this Agreement, (i) there were approximately 21,949,707 shares of ConSil Common Stock issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, and (iii) no shares of ConSil capital stock were held in the treasury of ConSil. ConSil has provided a current shareholder list to Lumalite.

         (c) All of the issued and outstanding shares of ConSil Common Stock have been duly authorized and are validly issued, fully paid, and non-assessable, and all shares of ConSil Common Stock that have been reserved for issuance will, upon issuance in compliance with the terms of the instruments pursuant to which they are to be issued, be duly authorized, validly issued, fully paid, and non-assessable.

         (d) When issued in accordance with the terms of this Agreement, the shares of ConSil Common Stock Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

         (e) Except as set forth on Schedule 4.5(e), there are no options, warrants, or other Contracts to which ConSil is a party relating to the issuance, sale, or transfer of any equity securities or other securities of ConSil.

         (f) The authorized capital stock of Sub consists of 1,000,000 shares of common stock, par value $0.001 per share. All of the issued and outstanding shares of common stock of Sub have been duly authorized and are validly issued, fully paid, and non-assessable, and are owned by ConSil.

     4.6 Filings With the SEC.

         (a) Except as set forth on Schedule 4.6, during the past twelve months ConSil has filed with the SEC all reports, proxy statements, forms, and other documents that has been required by law to file with the SEC (those documents, the "ConSil SEC Documents"). As of the date they were each filed, giving effect to any amendments, (i) the ConSil SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, in effect on the date of filing and (ii) the ConSil SEC Documents do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (b) Each of the ConSil financial statements (including the related notes) included in the ConSil SEC Documents have been prepared in accordance with GAAP consistently applied with past practice and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders' equity, and cash flows of ConSil as of the respective dates of and for the periods referred to in these financial statements.

     4.7 Proceedings. There are no Proceedings pending or, to ConSil's Knowledge, threatened in writing against ConSil that question the validity of this Agreement or any of the other Transaction Documents or any action taken or to be taken in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents.

     4.8 No Material Adverse Effect. Other than as disclosed Schedule 4.8, there is no event, circumstance or occurrence that, taken individually or in the aggregate could reasonably be expected to have, a Material Adverse Effect on ConSil, except for general changes in the industry in which ConSil operates or in the economy.

     4.9 Brokers or Finders. ConSil and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.


                                   ARTICLE 5

                          CERTAIN OBLIGATIONS OF CONSIL

     5.1 Board Representation. From the Effective Time, ConSil shall cause the director of ConSil ("ConSil Director") to have four nominees of Lumalite as set forth on Schedule 5.1 ("Lumalite Nominees"), reasonably acceptable to ConSil, appointed to the board of directors of ConSil. Following the appointment of the Lumalite Nominees, ConSil will cause the ConSil Director to resign and the four nominees of Lumalite shall constitute the entire board of directors of ConSil.

     5.2 No Other Negotiations. Except as otherwise provided in this Agreement, ConSil and its directors and officers shall not, and ConSil shall direct and use its best efforts to cause the employees, representatives and agents of ConSil not to, directly or indirectly, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction.

     5.3 Public Relations Firm. ConSil shall retain a public relations firm within ninety days of the Closing Date.

     5.4 Continued Information Requirements. ConSil shall be obligated to continue to comply with SEC disclosure information and Standard and Poor's and/or Moody's listing requirements for a period of at least three years after the Closing Date so as to permit eligible unrestricted stock to be traded on a public exchange or on the OTC NASDAQ electronic bulletin board.

     5.5 Reverse Split. Except as provided in Section 8.7, for a period of two years after the Closing Date, ConSil shall not effect a reverse stock split of its outstanding capital stock unless such a reverse stock split is required by the underwriters in a registered public offering of ConSil's capital stock; or such reverse stock split is necessary to obtain approval for quotation ConSil Common Stock on NASDAQ.

     5.6 Post-Closing Capitalization. It is the intent of the parties that (i) all of the transactions contemplated by this Agreement are effected, including the Merger, the reverse stock split contemplated in Section 8.7, the conversion of debt contemplated in Section 8.9 and the sale of ConSil Common Stock contemplated in Section 8.6, and (ii) following the completion of the transactions contemplated by this Agreement, the capitalization of ConSil shall be as set forth on Schedule 5.6.


                                   ARTICLE 6

                CERTAIN OBLIGATIONS OF LUMALITE AND STOCKHOLDERS

     6.1 Financial Statements. As soon as practicable after the Effective Time, but no later than 60 days after such date, Lumalite agrees to deliver to ConSil, Lumalite's certified financial statements in form and substance required to be filed with the Securities and Exchange Commission.

     6.2 No Other Negotiations. Stockholders, Lumalite and its directors and officers shall not, and Lumalite shall direct and use its best efforts to cause the employees, representatives and agents of Lumalite not to, directly or indirectly, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction.

     6.3 Certain Agreements. Lumalite will cause all present employees and consultants of Lumalite engaged in development activity who have not previously executed Lumalite's forms of assignments of copyright and other intellectual property rights to Lumalite to execute such forms.

     6.4 Regulatory Approvals. Lumalite will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which ConSil may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Lumalite will use its reasonable best efforts to obtain or assist ConSil in obtaining all such authorizations, approvals and consents.

     6.5 Necessary Consents. Lumalite will use its reasonable best efforts to obtain such written consents and waivers (including waivers of any applicable refusal or co-sale rights that may apply to the transactions hereby contemplated) and take such other actions as may be necessary or appropriate for Lumalite to facilitate and allow the consummation of the transactions provided for herein and to facilitate and allow ConSil to carry on Lumalite's business after the Closing Date.

     6.6 Stockholder Approval. Lumalite will hold a special meeting of its stockholders (the "Stockholders' Meeting") at the earliest practicable date (and in any event prior to 30 days from the date of this Agreement and in any event prior to the holding of any special meeting or circulation of any consent with respect to any alternative proposal) to submit this Agreement, the Merger and related matters for the consideration and approval of the Lumalite's stockholders, which approval will be recommended by Lumalite's board of directors. Such meeting will be called, held and conducted, and any proxies or consent will be solicited, in compliance with applicable law. Lumalite shall ensure that the Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies and consents solicited in connection with the Stockholders' Meeting are solicited, in compliance with all applicable legal requirements. Lumalite's obligation to call, give notice of, convene and hold the Stockholders' Meeting in accordance with this Section 6.6 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Lumalite of any alternative proposal. Nothing contained in this
Section 6.6 shall limit Lumalite's obligation to hold and convene the Stockholders' Meeting (regardless of whether the unanimous recommendation of the board of directors of Lumalite shall have been withdrawn, amended or modified and regardless of whether the board of directors of Lumalite shall have recommended acceptance of a tender offer or exchange offer commenced by a third party), it being understood that Lumalite shall be required to hold and convene the Stockholders' Meeting in accordance with this Section 6.6 unless the holding of such meeting would constitute a violation of any applicable court order or statute. Lumalite shall use all reasonable efforts to ensure that the holding of the Stockholders' Meeting will not constitute a violation of any applicable court order or statute.

     6.7 Stockholder Vote. Stockholders shall vote in favor of the Merger at the Stockholders' Meeting.


                                   ARTICLE 7

                                 CLOSING MATTERS

     7.1 The Closing.  Subject to  termination  of this Agreement as provided in
Section 8 below, the closing of the transactions provided for herein (the "Closing") will take place at a place mutually agreed to by ConSil and Lumalite at 10:00 a.m., Mountain Standard Time on the second business day following the last to be satisfied of the conditions to closing set forth in Article 8 and
Article 9 or such other date as the parties agree (the "Closing Date"). Prior to or concurrently with the Closing, the Articles of Merger, and such officers' certificates or other documents as may be required to effectuate the Merger will be filed with the California Secretary of State and such other jurisdictions as may be required. Accordingly, the Merger will become effective at the Effective Time.

     7.2 Exchange of Certificates.


         7.2.1 As of the Effective Time, all shares of Lumalite Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist, and all such shares will be converted into the right to receive from ConSil the number of shares of ConSil Common Stock as set forth in Section 1.6.

         7.2.2 At and after the Effective Time, each certificate representing outstanding shares of Lumalite common stock will represent the number of shares of ConSil Common Stock into which such shares of Lumalite common stock have been converted, and such shares of ConSil Common Stock will be deemed registered in the name of the holder of such certificate. As soon as practicable after the Effective Time, each holder of shares of Lumalite common stock will surrender
(a) the certificates for such shares (the "Lumalite Certificates") to ConSil for cancellation or (b) an affidavit of lost certificate (or non-issued certificate) with appropriate indemnification (the "Affidavit") in form reasonably satisfactory to ConSil. Promptly following the Effective Time and receipt of the Lumalite Certificates and/or the Affidavit (or any lost certificate bond required by the transfer agent if the transfer agent will not accept the indemnification in the Affidavit in lieu of the bond), ConSil will cause its transfer agent to issue to such surrendering holder certificate(s) for the number of shares of ConSil Common Stock to which such holder is entitled pursuant to Section 1.6.

         7.2.3 All shares of ConSil Common Stock delivered upon the surrender of Lumalite Certificates in accordance with the terms hereof will be delivered to the registered holder. After the Effective Time, there will be no further registration of transfers of the shares of Lumalite Stock on the stock transfer books of Lumalite. If, after the Effective Time, Lumalite Certificates are presented for transfer or for any other reason, they will be canceled and exchanged and certificates therefor will be delivered.

         7.2.4 Until Lumalite Certificates representing Lumalite common stock outstanding prior to the Merger are surrendered pursuant to Section 7.2.2 above, such certificates will be deemed, for all purposes, to evidence ownership of (a) the number of shares of ConSil Common Stock into which the shares of Lumalite common stock will have been converted as set forth in Section 1.1.

     7.3 Assumption of Options and Warrants. Promptly after the Effective Time, ConSil will notify in writing each holder of a Lumalite Option of: (i) the assumption of such Lumalite Option by ConSil, (ii) the conversion of such Lumalite Options into ConSil Options, (iii) the number of shares of ConSil Common Stock that are then subject to such ConSil Option and (iv) the exercise price of such ConSil Option, all as determined pursuant to Section 1.7 hereof.


                                   ARTICLE 8

                      CONDITIONS TO OBLIGATIONS OF LUMALITE


     Lumalite's   obligations  hereunder  are  subject  to  the  fulfillment  or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Lumalite):

     8.1 Accuracy of Representations and Warranties. The representations and warranties of ConSil set forth in Section 4 (excluding any representation or warranty that refers specifically to "the date of this Agreement," "the date hereof" or any other date other than the Closing Date) shall be accurate in all material respects on and as of the Closing Date as if made on and as of the Closing Date, and the representations and warranties of ConSil set forth in
Section 4 that refer specifically to "the date of this Agreement," "the date hereof" or any other date other than the Closing Date shall have been accurate in all material respects as of the date of this Agreement or such other specified date and Lumalite shall have received a certificate to such effect executed on behalf of ConSil by its President.

     8.2 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

     8.3 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

     8.4 No Litigation. No litigation or proceeding shall be pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement.

     8.5 Requisite Approvals. The principal terms of this Agreement shall have been approved and adopted by ConSil and Sub, as required by applicable law and by their respective Boards of Directors.

     8.6 Sale of ConSil Common Stock. ConSil shall have sold 12,500,000 shares of ConSil Common Stock for an aggregate purchase price of $500,000.

     8.7 ConSil Reverse Split. ConSil shall have effected a 1:25 reverse stock split of ConSil's capital stock.

     8.8 Completion of Schedules. ConSil shall have completed, to Lumalite's reasonable satisfaction, the disclosure schedules referenced in Article 4 of this Agreement, which may be revised or supplemented after execution of this Agreement, but prior to Closing.

     8.9 Debt Conversion. The Persons set forth on Schedule 8.9 ("Debt Holders") shall have entered into an agreement with ConSil to convert the outstanding principal and accrued interest under that certain Loan Agreement between ConSil and Hecla Mining Company ("Hecla") dated June 28, 1996 and amended on each of February 2, 1997, April 16, 1997, August 1, 1997, October 1, 1997, March 30,
1998, December 31, 1998, February 9, 2000 and February 28, 2001 (the "Loan Agreement") into no more than 10,118,744 shares of ConSil Common Stock after giving effect to the stock split contemplated in Section 8.7. Hecla assigned the Loan Agreement to REA LLC ("REA") in its entirety pursuant to the terms of an Irrevocable Assignment of Debt Agreement dated July 15, 2001. REA has sold portions of the debt under the Loan Agreement to the Debt Holders. The percentage of the debt under the Loan Agreement held by each of the Debt Holders is set forth opposite each Debt Holders' name on Schedule 8.9.

     8.10 ConSil Liabilities. Excluding amounts outstanding under the Loan Agreement, ConSil shall have $340,000 in cash or immediately available funds and no more than $5,000 in liabilities.

                                   ARTICLE 9

                       CONDITIONS TO OBLIGATIONS OF CONSIL

     The obligations of ConSil hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by ConSil):

     9.1 Accuracy of Representations and Warranties. The representations and warranties of the Stockholders and Lumalite set forth in Sections 2 and 3 (excluding any representation or warranty that refers specifically to "the date of this Agreement," "the date hereof" or any other date other than the Closing
Date) shall be accurate in all material respects on and as of the Closing Date as if made on and as of the Closing Date, and the representations and warranties of Stockholders and Lumalite set forth in Sections 2 and 3 that refer specifically to "the date of this Agreement," "the date hereof" or any other date other than the Closing Date shall have been accurate in all material respects as of the date of this Agreement or such other specified date, and ConSil shall have received a certificate to such effect executed on behalf of Lumalite by its Chief Executive Officer and its Chief Financial Officer.

     9.2 Covenants. Lumalite shall have performed and complied in all material respects with all of its covenants contained in Section 6 on or before the Closing and ConSil shall have received a certificate to such effect signed on behalf of Lumalite by its President and its Executive Vice President.

     9.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency in effect that would prohibit or render illegal the transactions provided for in this Agreement.

     9.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

     9.5 Consents. ConSil shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all contracts and leases of Lumalite which if not continued would have a Material Adverse Effect on Lumalite.

     9.6 Absence of Material Adverse Change. Since the Interim Balance Sheet date, there shall not have been any Material Adverse Change with respect to Lumalite.

     9.7 Requisite Approvals. The principal terms of this Agreement shall have been approved and adopted by the stockholders of Lumalite, as required by applicable law and Lumalite's articles of incorporation and bylaws, and by Lumalite's board of directors.

     9.8 No Litigation. No litigation or proceeding shall be threatened or pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement or which have had or could reasonably be expected to have Material Adverse Effect on Lumalite.

     9.9 Dissenting Shares. None of Lumalite's stockholders shall have exercised their dissenters rights in connection with the Merger.

     9.10 Opinion of Counsel. ConSil shall have received an opinion of Lumalite's legal counsel in customary form.

     9.11 Compliance with Securities Laws. ConSil shall be reasonably satisfied that the issuance of ConSil Common Stock pursuant to this Agreement is exempt from the registration requirements of the Securities Act of 1933, as amended.

     9.12 Consulting Agreement. ConSil shall have entered into a Consulting Agreement with Century whereby Century will be paid a $10,000 retainer per month for a period of twelve (12) months.

     9.13 Completion of Schedules. Lumalite shall have completed, to ConSil's reasonable satisfaction, the disclosure schedules referenced in Article 3 of this Agreement, which may be supplemented after execution of this Agreement, but prior to Closing.

     9.14 Lumalite Stockholder Representations. Each of the Lumalite stockholders shall have executed an investment affidavit or letter in a form satisfactory to ConSil representing such stockholder's investment intent, financial or business experience and the stockholder is the owner of such stockholder's shares free and clear of any Liens.

                                   ARTICLE 10

                            TERMINATION OF AGREEMENT

     10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Lumalite:

         (a) by the mutual written consent of ConSil and Lumalite;

         (b) Upon notice by either party, if the Merger shall not have been consummated by March 15, 2002, other than as the result of a breach of this Agreement by the terminating party;

         (c) by ConSil, if Lumalite has not obtained the required stockholder approval or if the Stockholders' Meeting is not for any reason held within 30 days of the Agreement Date or if Lumalite breaches its obligations under Section 6.2; or

         (d) by either party, if a permanent injunction or other order by any federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger will have been issued and will have become final and nonappealable.

     Any termination of this Agreement under this Section 10.1 will be effective by the delivery of written notice of the terminating party to the other party hereto.

     10.2 Certain Continuing Obligations. Subject to Section 10.3, following any termination of this Agreement pursuant to this Section 10, the parties hereto will continue to perform their respective obligations under Section 11 but will not be required to continue to perform their other covenants under this Agreement, except as provided in Section 10.1(c) and (d).

                                   ARTICLE 11

                  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
                       AND REMEDIES, CONTINUING COVENANTS

     11.1 Survival of Representations.

         11.1.1 Representations of Lumalite. All representations, warranties and covenants of Lumalite contained in this Agreement will remain operative and in full force and effect after the Closing regardless of any investigation made by or on behalf of the parties to this Agreement and shall expire on the first anniversary of the Closing. No claim for breach of representations, warranties or covenants shall be made unless ConSil Representative gives written notice to the Representative in reasonable detail specifying the Claim (as hereinafter defined) on or prior to the first anniversary of the Closing Date. Except for its obligations under Section 10, the representations, warranties and covenants of Lumalite contained in this Agreement will terminate as of the termination of this Agreement in accordance with its terms.

         11.1.2 Representations of ConSil. All representations, warranties and covenants of ConSil contained in this Agreement will remain operative and in full force and effect after the Closing regardless of any investigation made by or on behalf of the parties to this Agreement and shall expire on the first anniversary of the Closing. No claim for breach of representations, warranties or covenants shall be made unless Lumalite gives written notice to the Representative in reasonable detail specifying the Claim (as hereinafter defined) on or prior to the first anniversary of the Closing Date. Except for its under Section 10, the representations, warranties and covenants of ConSil contained in this Agreement will terminate as of the termination of this Agreement in accordance with its terms.

     11.2 Agreement to Indemnify.

         11.2.1  Indemnification.  Subject to the  limitations set forth in this
Section 10.2, from and after the Effective Time, ConSil and its respective officers, directors, agents and employees, and each person, if any, who controls or may control ConSil within the meaning of the Securities Act (hereinafter in this Section 11.2 referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") shall be indemnified and held harmless by Lumalite and Stockholders, jointly and severally, from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (individually a "Claim" and, collectively, "Claims"):

              (a) Arising out of any breach by Lumalite or  Stockholders  of the
representations,   warranties  or  covenants   given  or  made  by  Lumalite  or
Stockholders in this Agreement;

              (b) Resulting from any failure of any Stockholders to have good, valid and marketable title to the issued and outstanding capital stock of Lumalite held by such stockholders free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such Lumalite capital stock in favor of the Merger and the other transactions contemplated hereby;

              (c) Any and all actions, suits, claims or legal, administrative, arbitrative, governmental or other proceedings or investigations against any Indemnified Person arising out of such breach.

         11.2.3 Survival of Claims. Notwithstanding anything to the contrary, if, prior to the expiration of a particular representation or warranty, an Indemnified Person makes a claim for indemnification under either this Agreement with respect to a misrepresentation or breach of such representation or warranty, then the Indemnified Person's rights to indemnification under this
Section 11.2 for such claim shall survive any expiration of such representation or warranty.


                                   ARTICLE 12

                                  MISCELLANEOUS

     12.1 Governing Law. This Agreement is governed by the laws of the State of Nevada, without giving effect to principles of conflict of laws.

     12.2 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of Nevada, County of Clark, or, if it has or can acquire jurisdiction, in the United States District Court for the appropriate District of Nevada, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.4. Nothing in this Section, however, affects the right of any party to serve legal process in any other manner permitted by law.

     12.3 Resolution of Conflicts; Arbitration.

         (a) If any claims arise under this Agreement, the parties to this Agreement shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by all parties.

         (b) If no such agreement can be reached after good faith negotiation any party may request arbitration of the matter. If arbitration is requested, the parties shall submit the dispute to arbitration and the arbitration shall be governed by the procedures set forth below in Section 12.3(c).

         (c) The parties shall jointly select an arbitrator. If the parties fail to agree upon a single arbitrator within thirty (30) days, an arbitrator shall be selected for them by the American Arbitration Association ("AAA"). The decision of the arbitrator so selected shall be binding and conclusive upon the parties to the Agreement. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in San Diego County, California under the commercial rules then in effect of the American Arbitration Association (the "AAA"). There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Any order or award of the arbitrator in accordance with the foregoing shall be final, binding and conclusive. Each party to an arbitration shall pay its own expenses, and the parties to an arbitration shall evenly split the fees of the arbitrator, the administrative fee of the American Arbitration Association.

         (d) If the parties do not agree to resolve their  disputes  pursuant to
Section 12.3(a) hereof and do not submit the dispute to binding arbitration pursuant to Section 12.3(b) hereof, then the parties may pursue any legal remedies available to it, including without limitation injunctive relief.

     12.4 Notices. Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:
(i) personal delivery, in which case delivery is deemed to occur the day of delivery; (ii) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or
(iii) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur upon receipt. In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:


         If to ConSil to:         James Anderson
                                  4766 Holladay Blvd.
                                  Holladay, Utah 84117

         with a copy to:          Brent Christensen
                                  Parsons Behle & Latimer
                                  333 South 520 West, Suite 220
                                  Lindon, Utah 84042

         If to Lumalite, to:      Michael Jackson
                                  Lumalite, Inc.
                                  2810 Via Orange Way, Suite B.
                                  Spring Valley, California 91978

         with a copy to:          Fredrick C. Phillips
                                  Phillips, Haskett & Ingwalson
                                  550 West C. Street, Suite 1900
                                  San Diego, California 92101


     Notice not given in writing is effective only if acknowledged in writing by a duly authorized Representative of the party to which it was given.

     12.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     12.6 Public Announcements.

         (a) The parties shall cooperate with respect to any public statement regarding the transactions contemplated by this Agreement or any of the other Transaction Documents.

         (b) Lumalite may not make any public statement regarding the transactions contemplated by this Agreement or any of the other Transaction Documents without the prior written consent of ConSil, which ConSil may not unreasonably withhold, unless Lumalite (i) believes, based upon advice of counsel, that they are required by law to make that public statement, (ii) makes commercially reasonable efforts to limit or avoid making that public statement,
(iii) provides  ConSil with prior written notice of that public  statement,  and
(iv) makes any changes to that public statement that ConSil reasonably requests.

         (c) ConSil may not make any public statement regarding the transactions contemplated by this Agreement or any of the other Transaction Documents without the prior written consent of Lumalite, which Lumalite may not unreasonably withhold, unless ConSil (i) believes, based upon advice of counsel, that it is required by law to make that public statement, (ii) makes commercially reasonable efforts to limit or avoid making that public statement, (iii) provides Lumalite with prior written notice of that public statement, and (iv) makes any changes to that public statement that Lumalite reasonably request.

     12.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     12.8 Expenses. Except as provided herein, if the Merger is not consummated, each party shall bear its own transaction expenses (including fees and disbursements of counsel, investment bankers and accountants). In the event the Merger is consummated, ConSil and the Surviving Corporation shall be jointly responsible for the Surviving Corporation's costs and expenses.

     12.9 Entire Agreement. This Agreement and the other agreement provided for in this Agreement, together with all exhibits and schedules hereto and thereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

     12.10 Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

     12.11 No Third-Party Rights. Nothing expressed or referred to in this Agreement gives any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     12.12 Diligent Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its diligent efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement or any of the other Transaction Documents as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Body and (ii) the satisfaction of all conditions to Closing at the earliest possible time. Each party shall promptly consult with the other with respect to, provide any necessary information not subject to legal privilege with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Body or any other information supplied by that party to a Governmental Body in connection with this Agreement or any of the other Transaction Documents and the transactions contemplated hereby and thereby.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the date first written above.

                               CONSIL CORP.


                               By:    _____________________
                               Name:  James Anderson
                               Title: President


                               CONSIL MERGER CORP.


                               By:    _____________________
                               Name:  James Anderson
                               Title: President


                               LUMALITE, INC.


                               By:      _____________________
                               Name:
                               Title:



                               STOCKHOLDER:


                               --------------------------
                               Dale Rorabaugh


                               STOCKHOLDER:


                               -------------------------
                               Joe Forehand


                               STOCKHOLDER:


                               --------------------------
                               Michael Jackson

                             EXHIBITS AND SCHEDULES



Exhibit A   Definitions


Schedule 1.6(a)(i)     Distribution of ConSil Common Stock to Lumalite
                         Shareholders
Schedule 1.7           Lumalite Options
Schedule 2.2           Required Stockholder Consents
Schedule 2.4           Lumalite Capitalization Table
Schedule 3.3           Required Lumalite Consents
Schedule 3.4           Violations
Schedule 3.5(e)        Outstanding Rights to Acquire Lumalite Securities
Schedule 3.6           Ownership Interests
Schedule 3.9           Real Property Interests
Schedule 3.10          Liens
Schedule 3.12(a)       Customer List
Schedule 3.12(b)       Supplier List
Schedule 3.13          Accounts Receivable
Schedule 3.18(c)       Permits
Schedule 3.21          Contracts
Schedule 3.21(b)       Contracts Not Provided to ConSil
Schedule 2.21(e)       Oral Contracts
Schedule 3.22(a)       Employee Benefit Plans
Schedule 3.22(e)       Plan Favorable Determination Letter
Schedule 3.23          Employee Information
Schedule 3.24          Intellectual Property Assets
Schedule 3.26          Insurance
Schedule 3.27          Broker or Finder's Fees
Schedule 3.28          Affiliate Contracts
Schedule 3.29          Warranties, Guaranties and Indemnities
Schedule 3.30          Material Complaints
Schedule 4.5(e)        Outstanding Rights to Acquire ConSil Securities
Schedule 4.6           SEC Filings
Schedule 4.8           ConSil Material Adverse Effect
Schedule 5.1           Director Nominees
Schedule 5.6           Capitalization
Schedule 8.9           Debt Holders

                                    EXHIBIT A

                                   DEFINITIONS

     When used in this Agreement, the following terms have the following meanings:

            "Affiliate" means, with respect to any given Person, (i) any other Person at the time directly or indirectly controlling, controlled by or under common control with that Person, (ii) any other Person of which that Person at the time owns or has the right to acquire, directly or indirectly, 10% or more on a consolidated basis of any class of the capital stock or other ownership interest, (iii) any other Person which at the time owns or has the right to acquire, directly or indirectly, 10% or more of any class of the capital stock or other ownership interest of that Person, or (iv) any director, officer or employee of that Person. For purposes of this Agreement, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

            "CGCL" means the General Corporation Law of the State of California.

            "Code" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant thereto.

            "Consent"  means  any  approval,  consent,   ratification,   filing,
declaration,   registration,  waiver,  or  other  authorization  (including  any
Permit).

            "ConSil's   Knowledge"   means  the  actual  knowledge  of  ConSil's
President.

            "ConSil Representive" shall mean James Anderson.

            "Contract"  means  any  written  agreement,   contract,  obligation,
promise, arrangement, or undertaking that is legally binding.

            "Environmental Claim" means any notice of violation, action, claim, demand, abatement or other order by any Governmental Body or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects an the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any property owned, operated or leased by Lumalite or any activities or operations thereof; (ii) the transportation, storage, treatment or disposal of Hazardous Materials in connection with any property owned, operated or leased by the seller or its operations or facilities; or (iii) the violation, or alleged violation, of any Environmental Law or Order of any Governmental Body relating to environmental matters connected with any property owned, leased or operated by Lumalite.

            "Environmental Law" means any Law relating to the environment, natural resources, or public or employee health and safety, and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42
U.S.C.ss.9601  et  seq.,  the  Hazardous   Materials   Transportation   Act,  49
U.S.C.ss.1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.ss.6901 et seq., the Clean Water Act, 33 U.S.C.ss.1251 et seq., the Clean Air Act, 33 U.S.C.ss.2601 et seq., the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C.ss.2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C.ss.651 et seq.

            "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant thereto.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor law, and any rules or regulations issued pursuant thereto.

            "GAAP" means generally accepted United States accounting principles.

            "Governmental Body" means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, including an arbitral tribunal), (iv) multi-national organization or body, or
(v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

            "Hazardous Material" means any substance, material or waste which is regulated under Environmental Law, including, without limitation, any material, substance or waste that is defined as a "hazardous waste," "hazardous material," or "hazardous substance" under any provision of Environmental Law.

            "Intellectual Property Assets" means, with respect to any Person, all trademarks, patents, copyrights, and any applications for registration thereof, and trade secrets of that Person, whether owned, used, or licensed by that Person as licensee or licensor.

            "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

            "Law"  means  any  federal,   state,  local,   municipal,   foreign,
international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

            "Lien" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

            "Lumalite's Knowledge" means the actual knowledge after due inquiry of the Stockholders.

            "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, assets, properties, results of operations, or condition (financial or otherwise) of that Person.

            "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, arbitral tribunal, administrative agency, or other Governmental Body.

            "Ordinary Course of Business" means, with respect to an action taken by a Person, that that action is (i) consistent with the past practices of that Person and taken in the ordinary course of the normal day-to-day operations of that Person, and (ii) is not required to be authorized by the board of directors of that Person (or by any Person or group of Persons exercising similar authority).

            "Permit" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

            "Permitted Lien" means (i) any Lien for taxes that are not yet due, or (ii) any carrier's, warehouseman's, mechanic's, materialman's, repairman's, landlord's, lessor's or similar statutory Lien incidental to the ordinary course of business.

            "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity.

            "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body.

            "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property.

            "Remedial Action" means all actions, including,  without limitation, any capital expenditures, required by any Governmental Body to (i) clean up, remove, treat, or in any other way address any Hazardous Material or other substance, (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring, or (iv) bring facilities on any property owned, operated or leased by Lumalite and the facilities located and operations conducted thereon into compliance with all Environmental Laws.

            "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of that Person, including legal counsel, accountants, and financial advisors.

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended, or any successor law, and rules or regulations issued pursuant thereto.

            "Taxes"  means  all  taxes,  duties,   assessments  or  governmental
charges, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, imposed by any Governmental Body having the power to tax.

            "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

            "Transaction Documents" means this Agreement and the other documents to be executed and delivered by the parties as contemplated under this Agreement.